Exhibit 99.1

BTU International Reports Fiscal Year 2010 Results and Record Fourth Quarter Sales

Alternative energy business surpasses electronics assembly business for the first time

NORTH BILLERICA, Mass.--(BUSINESS WIRE)--March 1, 2011--BTU International, Inc. (Nasdaq: BTUI), a leading supplier of advanced thermal processing equipment and processes to the alternative energy and electronics manufacturing markets, today announced its financial results for the fourth quarter and fiscal year ended on December 31, 2010.

Fourth quarter net sales were a record breaking $27.4 million, up 44 percent compared to $19.0 million in the preceding quarter, and up 127 percent compared to $12.1 million for the same quarter a year ago. Net income for the fourth quarter of 2010 was $2.2 million, or a net income of $0.24 per diluted share, compared to a break-even in the preceding quarter, and compared to a net loss of $3.9 million, or a net loss of $0.42 per diluted share, in the fourth quarter of 2009.

Net sales for the year were $81.6 million, up 81 percent compared to $45.1 million for the year 2009. Net income for 2010 was $2.2 million, or a net income of $0.23 per diluted share, compared to a net loss of $14.6 million, or a net loss of $1.58 per diluted share, for the year 2009.

Comments

Commenting on the company’s performance, Paul J. van der Wansem, BTU chairman and CEO, said, “I am pleased to announce two major accomplishments. First, we achieved record net sales in the fourth quarter. Second, our alternative energy business contributed sixty percent of our system sales in the fourth quarter. This marks the first time that our alternative energy—solar and nuclear—business exceeded our electronics assembly business to become the primary contributor of net sales. The growth of our solar business was driven by both our in-line diffusion and metallization products. In addition, we delivered solidly profitable bottom line results in the fourth quarter, demonstrating the operating leverage of our world-wide business model.

Outlook

“We expect first quarter revenues to be in the $24 million to $26 million range due to a softer electronics business. Gross margins and operating expenses for the first quarter of 2011 are expected to be essentially flat compared with the fourth quarter. Margins are expected to improve once efficiencies related to new products are fully implemented. We anticipate a growth rate for the year to be in excess of thirty percent with a less than robust electronics business more than offset by a strong alternative energy outlook.”

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the first quarter of 2011, in a conference call to be held today, March 1, at 5:00 p.m. Eastern Time. The dial-in number to participate in the conference call is 877-303-9139. A webcast of the conference call will be available on BTU’s website at www.btu.com. Replays of the call will be available through March 18, 2011, and can be accessed at this website or by phone at (800) 642-1687, pass code 28931417.

About BTU International

BTU International is a market-leading, global supplier of advanced thermal processing equipment and processes to the alternative energy and electronics manufacturing markets. BTU equipment is used in solar cell, nuclear fuel and fuel cell manufacturing as well as in the production of printed circuit board assemblies and semiconductor packaging. BTU has operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service in the U.S.A., Asia and Europe. Information about BTU International is available at www.btu.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains expressed or implied forward-looking statements regarding, among other things, the company's expected growth and financial performance for the first quarter and fiscal year 2011. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the “safe harbor” provisions established by the federal securities laws, and are based on the assumptions and expectations of the company’s management at the time such statements are made. Important factors that could cause actual results to differ include the acceptance of new products, particularly in the alternative energy market, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company’s filings with the Securities and Exchange Commission, including but not limited to the company’s Quarterly Report on Form 10-Q for the quarter ended October 2, 2010, and the company's Annual Report on Form 10-K for the year ended December 31, 2009. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of March 1, 2011, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Net sales	$27,373	$12,063	$81,607	$45,086
Costs of goods sold	16,571	8,612	47,851	32,706

Gross profit	10,802	3,451	33,756	12,380

Operating expenses:

Selling, general and administrative	6,529	5,560	23,063	18,957
Research, development and engineering	1,762	1,597	6,575	6,882

Operating income (loss)	2,511	(3,706)	4,118	(13,459)

Interest income	18	22	81	236
Interest expense	(135)	(169)	(601)	(673)
Other income (expense), net	(35)	(36)	(39)	(234)

Income (loss) before provision for income taxes	2,359	(3,889)	3,559	(14,130)

Provision for income taxes	120	16	1,378	435

Net Income (loss)	$2,239	$(3,905)	$2,181	$(14,565)

Net Income (loss) per share:
Basic	$0.24	$(0.42)	$0.24	$(1.58)
Diluted	$0.24	$(0.42)	$0.23	$(1.58)

Weighted average number of shares outstanding:
Basic shares	9,303,734	9,218,645	9,277,462	9,221,637
Effect of dilutive options	218,370	-	150,539	-

Diluted shares	9,522,104	9,218,645	9,428,001	9,221,637

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,	December 31,
Assets	2010	2009

Current assets
Cash and cash equivalents	$22,753	$25,397
Accounts receivable	17,895	10,333
Inventories	19,274	14,533
Other current assets	1,091	1,283

Total current assets	61,013	51,546

Property, plant and equipment, net	6,148	6,332

Other assets, net	484	916

Total assets	$67,645	$58,794

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$359	$310
Trade accounts payable	10,116	5,527
Other current liabilities	9,001	8,577

Total current liabilities	19,476	14,414

Long-term debt, less current portion	8,329	8,687

Total liabilities	27,805	23,101

Total stockholders' equity	39,840	35,693

Total liabilities and stockholders' equity	$67,645	$58,794

BTU E

CONTACT:
Company Contact:
BTU International, Inc.
Peter Tallian, 978-667-4111
Chief Financial Officer
or
Agency Contact:
For BTU International, Inc.
Bill Monigle, 941-497-1622
IR Counsel